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EXHIBIT 99.1

FOURTH AMENDMENT OF TRANSITION SERVICES AGREEMENT

        This Fourth Amendment of Transition Services Agreement (this "Amendment"), dated March 25, 2011, is between Intrepid Potash, Inc., a Delaware corporation ("Intrepid Potash"), and Intrepid Oil & Gas, LLC, a Colorado limited liability company ("IOG").

Recitals

        A.    Pursuant to that Transition Services Agreement, dated as of April 25, 2008, as amended (the "Agreement"), Intrepid Potash agreed to provide certain services to IOG in connection with IOG's oil and gas business. The Agreement expires by its terms on April 24, 2011.

        B.    IOG desires for Intrepid Potash to continue to provide such services to IOG after April 24, 2011. Accordingly, the parties desire to extend the term of the Agreement.

Agreement

        In consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the parties hereto agree as follows:

        1.    Extension.    The Agreement shall continue in full force and effect until April 24, 2013. IOG may terminate the Agreement, as amended, renewed and extended hereby, upon 30 days' prior written notice to Intrepid Potash. Upon the termination of the Agreement, as amended, all rights and obligations of the parties under the Agreement shall terminate, except that (a) each of Intrepid Potash and IOG shall deliver any property belonging to the other party to such other party promptly upon such termination, (b) IOG shall continue to be responsible for, and shall pay in accordance with Section 4 of the Agreement, any Services Fee and Reimbursements (as such terms are defined in the Agreement) accrued prior to the date of such termination, and (c) the rights and obligations of the parties set forth in Sections 7 through 16 of the Agreement shall survive such termination.

        2.    Continuation of the Agreement.    Except as set forth in this Amendment, the provisions of the Agreement shall remain in full force and effect, and if there is a conflict between the terms of this Amendment and those of the Agreement, the terms of this Amendment shall control.

        3.    Counterparts.    This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other.

        The parties hereto have caused this Amendment to be executed on the day and year first above written.

INTREPID POTASH:
Intrepid Potash, Inc., a Delaware corporation
By:	/s/ MARTIN D. LITT Name: Martin D. Litt Title: Executive Vice President and General Counsel
IOG:
Intrepid Oil & Gas, LLC, a Colorado limited liability company
By:	/s/ ROBERT P. JORNAYVAZ III Name: Robert P. Jornayvaz III Title: Manager

[Signature Page to Amendment]

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  EXHIBIT 99.1
FOURTH AMENDMENT OF TRANSITION SERVICES AGREEMENT